Exhibit 10.1

THIRD AMENDED SEVERANCE COMPENSATION AGREEMENT

This Third Amended Severance Compensation Agreement (this “Agreement”) is made and entered into as of January 11, 2017 (the “Effective Date”) by and between Eric Alexander (the “Employee”) and Pershing Gold Corporation, a Nevada corporation (the “Company”), collectively the (“Parties”).

RECITALS

WHEREAS, Employee is the Vice President Finance and Controller of the Company.

WHEREAS, Employee’s existing Second Amended Severance Compensation Agreement dated September 15, 2016 expires as of March 18, 2017.

WHEREAS, the Parties wish to extend Employee’s agreement through December 31, 2017.

WHEREAS, the Parties agree that this Third Amended Severance Agreement replaces that agreement between the parties dated September 15, 2016.

Therefore the Parties agree as follows:

WHEREAS, the Company believes that appropriate steps should be taken to assure the Company and its affiliates of Employee’s continued employment and attention and dedication to duty, and to ensure the availability of Employee’s continued service, notwithstanding the possibility, threat or occurrence of a change in control.

WHEREAS, it is consistent with the Company’s employment practices and policies and in the best interests of the Company and its shareholders to treat fairly its executive employees whose employment terminates without cause (either before or after a change in control) and to establish up front the terms and conditions of an executive’s separation from employment in such event.

WHEREAS, in order to fulfill the above purposes, the Company and Employee wish to enter into this Agreement, which provides for the payment of severance benefits to Employee under certain circumstances in exchange for the Employee’s release of claims against the Company and agreement not to compete with or to solicit the Company’s employees or business opportunities for a period of time post-employment.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, the parties agree as follows:

1.             Definitions; Construction.

1.1       Definitions. As used herein, the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise.

(a)         Annual Bonus Amount.  (1) In the event the Date of Termination occurs prior to a Change in Control, the Annual Bonus Amount shall be the average of the actual regular annual cash bonuses paid or payable to Employee with respect to the two fiscal years of the Company immediately preceding the fiscal year in which the Date of Termination occurs (or such lesser number of fiscal years as Employee may have been employed by the Company preceding the fiscal year in which the Date of Termination occurs) (the “Actual Bonus Amount”); provided, however, that in the event the Employee was not employed with the Company prior to the fiscal year in which the Date of Termination occurs, the Annual Bonus Amount shall equal the target bonus amount established for Employee for the fiscal year in which the Date of Termination occurs, or, if none, an amount equal to 80% of Employee’s Base Salary (the target bonus amount or percent of salary being the “Assumed Bonus Amount”).

(2)   In the event the Date of Termination occurs following a Change in Control, the Annual Bonus Amount shall be the greater of (i) the Actual Bonus Amount, or (ii) the Assumed Bonus Amount.

(b)       Base Salary. The Employee’s highest annual base salary in effect during the two-year period immediately preceding the Date of Termination.

(c)        Board.  The Board of Directors of the Company.

(d)        Cause.  Any of the following:

(i)           conviction of a felony or a crime involving fraud or moral turpitude; or

(ii)          theft, material act of dishonesty or fraud, intentional falsification of any employment or Company records, or commission of any criminal act which impairs Employee’s ability to perform appropriate employment duties for the Company; or

(iii)         intentional or reckless conduct or gross negligence materially harmful to the Company or the successor to the Company after a Change in Control, including violation of a non-competition or confidentiality agreement; or

(iv)         willful failure to follow lawful instructions of the person or body to which Employee reports; or

(v)           gross negligence or willful misconduct in the performance of Employee’s assigned duties.  Cause shall not include mere unsatisfactory performance in the achievement of Employee’s job objectives.

(e)        Change in Control.   The occurrence of any one or more of the following: (i) the accumulation (if over time, in any consecutive twelve (12) month period), whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of 50.1% or more of the shares of the outstanding common stock of the Company, whether by merger, consolidation, sale or other transfer of shares of common stock (other than a merger or consolidation where the stockholders of the Company prior to the merger or consolidation are the holders of a majority of the voting securities of the entity that survives such merger or consolidation), (ii) a sale of all or substantially all of the assets of the Company or (iii) during any period of twelve (12) consecutive months, the individuals who, at the beginning of such period, constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; provided, however, that the following acquisitions shall not constitute a Change in Control for the purposes of this Agreement: (A) any acquisitions of common stock or securities convertible, exercisable or exchangeable into common stock directly from the Company or from any affiliate of the Company, or (B) any acquisition of common stock or securities convertible, exercisable or exchangeable into common stock by any employee benefit plan (or related trust) sponsored by or maintained by the Company.

(f)        Code.  The Internal Revenue Code of 1986, as amended from time to time.

(g)        Date of Termination.  The date on which the Employee has a Separation from Service from the Company.

(h)        Disability.  A physical or mental illness, injury, or condition that prevents Employee from performing substantially all of Employee’s duties associated with Employee’s position or title with the Company for at least 90 days in a 12-month period.

(i)        Good Reason.  Without the express written consent of Employee, the occurrence of one of the following arising on or after the date of this Agreement, as determined in a manner consistent with Treasury Regulation Section 1.409A-1(n)(2)(ii):

(i)           a material reduction or change in Employee’s title or job duties, responsibilities and requirements that is inconsistent with Employee’s position with the Company and Employee’s prior duties, responsibilities and requirements,

(ii)           a material reduction in the Employee’s Base Salary or bonus opportunity unless a proportionate reduction is made to the Base Salary or bonus opportunity of all members of the Company’s senior management;

(iii)           a change of more than 50 miles in the geographic location at which the Employee primarily performs services for the Company; or

(iv)           any material breach of this Agreement by the Company.

In the case of Employee’s allegation of Good Reason, (1) Employee shall provide written notice to the Company of the event alleged to constitute Good Reason within 30 days after the initial occurrence of such event, and (2) the Company shall have the opportunity to remedy the alleged Good Reason event within 30 days from receipt of notice of such allegation.

(j)        Separation from Service.  A “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h).

1.2       Construction. Wherever appropriate, the singular shall include the plural, the plural shall include the singular, and the masculine shall include the feminine.

2.             Term. This Agreement shall be effective as of the Effective Date and shall expire on December 31, 2017; provided, however, that the expiration of this Agreement shall not affect the Employee’s rights to receive any payments or benefits otherwise due as a result of a Separation from Service occurring prior to the expiration of this Agreement.

3.             Entitlement to Benefits. The Employee shall be entitled to separation benefits as set forth in Section 4 below if the Employee incurs a Separation from Service from the Company during the term of this Agreement that is (a) initiated by the Company for any reason other than Cause, death, or Disability or (b) initiated by the Employee for Good Reason and the Date of Termination occurs within 90 days following the expiration of the cure period afforded the Company to rectify the condition giving rise to Good Reason (a “Qualifying Termination”). If the Employee incurs a Separation from Service for any other reason, or after the term of this Agreement has expired, the Employee shall not be entitled to any payments or benefits hereunder.

4.             Separation Benefits. If the Employee incurs a Qualifying Termination, the benefits to which the Employee shall be entitled shall be determined as follows:

4.1       Prior to Change in Control. If the Qualifying Termination occurs prior to a Change in Control, and the Employee executes the Release in accordance with Section 4.4 below, the Company shall:

(a)        Pay to Employee on the sixtieth (60th) day following the Date of Termination a lump-sum severance payment equal to one (1.0) times the sum of:

(i)       the Employee’s Base Salary, plus

(ii)      the Annual Bonus Amount.

(b)        In addition, provided Employee timely elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay for twelve (12) months following the Date of Termination (or such shorter period as Employee is entitled to COBRA continuation coverage under the terms of the Company’s insurance policies or plans), the premiums for the coverage elected by Employee.

4.2       On or After a Change in Control. If the Qualifying Termination occurs on or within twelve (12) months following a Change in Control, and the Employee executes the Release in accordance with Section 4.4 below, the Company shall:

(a)        Pay to Employee on the sixtieth (60th) day following the Date of Termination a lump-sum severance payment equal to one and one-eighth (1.125) times the sum of:

(i)       the Employee’s Base Salary, plus

(ii)       the Annual Bonus Amount.

(b)        In addition, provided Employee timely elects continuation coverage under COBRA, the Company shall pay for eighteen (18) months following the Date of Termination (or such shorter period as Employee is entitled to COBRA continuation coverage under the terms of the Company’s insurance policies or plans), the premiums for the coverage elected by Employee.

4.3       Additional Benefits. Nothing in this Agreement shall be deemed to relieve the Company of its obligations under applicable law to pay Employee all salary and other compensation accrued as of the Date of Termination, to reimburse Employee for any business expenses properly incurred by Employee and reimbursable under the Company’s expense reimbursement policies in effect from time to time, and to otherwise provide Employee with any benefits to which Employee may be due under the terms and conditions of any employee benefit plans sponsored by the Company.

4.4       Release. As a condition precedent to the payment by the Company of the amounts set forth under the Section 4.1 or 4.2, as applicable, the Employee must execute a release in substantially the form attached hereto as Exhibit A (the “Release”) within forty-five (45) days following the Date of Termination and not revoke such Release within the subsequent seven (7) day revocation period (if applicable).

5.             Section 280G. Notwithstanding any other provision of this Agreement, in the event that it shall be determined that the aggregate payments or distributions by the Company to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”), constitute “excess parachute payments” (as such term is defined under Section 280G of the Code or any successor provision, and the regulations promulgated thereunder (collectively, “Section 280G”)) that would be subject to the excise tax imposed by Section 4999 of the Code or any successor provision (collectively, “Section 4999”) or any interest or penalties with respect to such excise tax (the total excise tax, together with any interest and penalties, are hereinafter collectively referred to as the “Excise Tax”)), then the Payments shall be either (a) delivered in full, or (b) delivered to such lesser extent that would result in no portion of the Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state or local income and employment taxes and the Excise Tax, results in the receipt by Employee, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to the Excise Tax.  In the event that the Payments are to be reduced pursuant to this Section 5, such Payments shall be reduced such that the reduction of compensation to be provided to Employee as a result of this Section 5 is minimized.  In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis (but not below zero).  All calculations required pursuant to this Section 13 shall be performed in good faith by nationally recognized registered public accountants or tax counsel selected by the Company.

6.             Confidential Material and Participant Obligations.

6.1       Confidential Material. The Employee shall not, directly or indirectly, either during the term of employment or thereafter, disclose to anyone (except in the regular course of the Company’s business or as required by law), or use in any manner, any information acquired by the Employee during employment by the Company with respect to any clients or customers of the Company or any confidential, proprietary or secret aspect of the Company’s operations or affairs unless such information has become public knowledge other than by reason of actions, direct or indirect, of the Employee. Information subject to the provisions of this paragraph will include, without limitation:

(1)       Names, addresses and other information regarding investors in the Company’s or its affiliates’ gold exploration or mining programs;

(2)       Lists of or information about personnel seeking employment with or who are currently employed by the Company or its affiliates;

(3)       Maps, logs, due diligence investigations, exploration prospects, geological information, mining reports and any other information regarding past, planned or possible future leasing, exploration, mining, acquisition or other operations that the Company or its affiliates have completed or are investigating or have investigated for possible inclusion in future activities; and

(4)       Any other information or contacts relating to the Company’s or its affiliates’ exploration, mining, development, fund-raising, purchasing, engineering, marketing, merchandising and selling activities.

6.2.       Return of Confidential Material. All maps, logs, data, drawings and other records and written and digital material prepared or compiled by the Employee or furnished to the Employee during the term of employment will be the sole and exclusive property of the Company, and none of such material may be retained by the Employee upon termination of employment. The aforementioned materials include materials on the Employee’s personal computer. The Employee shall return to the Company or destroy all such materials on or prior to the Date of Termination. Notwithstanding the foregoing, the Employee will be under no obligation to return or destroy public information.

6.3       Non-Compete. The Employee shall not directly, either during the term of employment or for a period of one (1) year thereafter, engage in any Competitive Business (as defined below) within any county or parish or adjacent to any county or parish in which the Company or an affiliate owns any gold or mining interests; provided, however, that the ownership of less than five percent (5%) of the outstanding capital stock of a corporation whose shares are traded on a national securities exchange or on the over-the-counter market shall not be deemed engaging in a Competitive Business. “Competitive Business” shall mean typical gold exploration and mining activities, including mineral leasing, exploration, mining, or any other business activities that are the same as or similar to the Company’s or an affiliate’s business operations as its business exists on the Date of Termination.

6.4       No Solicitation. The Employee shall not, directly or indirectly, either during the term of employment or for a period of one (1) year thereafter, (i) solicit, directly or indirectly, the services of any person who was a full-time employee of the Company, its subsidiaries, divisions or affiliates, or otherwise induce such employee to terminate or reduce such employment, or (ii) solicit the business of any person who was a client or customer of the Company, its subsidiaries, divisions or affiliates, in each case at any time during the last year of the term of employment. For purposes of this Agreement, the term “person” includes natural persons, corporations, business trusts, associations, sole proprietorships, unincorporated organizations, partnerships, joint ventures, limited liability companies or partnerships, and governments, or any agencies, instrumentalities or political subdivisions thereof.

6.5.       Remedies. The Employee acknowledges and agrees that the Company’s remedy at law for a breach or a threatened breach of the provisions herein would be inadequate, and in recognition of this fact, in the event of a breach or threatened breach by the Employee of any of the provisions of this Agreement, it is agreed that the Company will be entitled to equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without posting bond or other security. The Employee acknowledges that the granting of a temporary injunction, a temporary restraining order or other permanent injunction merely prohibiting the Employee from engaging in any business activities would not be an adequate remedy upon breach or threatened breach of this Agreement, and consequently agrees upon any such breach or threatened breach to the granting of injunctive relief prohibiting the Employee from engaging in any activities prohibited by this Agreement. No remedy herein conferred is intended to be exclusive of any other remedy, and each and every such remedy will be cumulative and will be in addition to any other remedy given hereunder now or hereinafter existing at law or in equity or by statute or otherwise. In addition, in the event of any breach or suspected breach of the provisions of this Section 6, the Company shall have the right to suspend immediately any payments or benefits that may otherwise be due Employee pursuant to this Agreement.

7.             Successor to Company. This Agreement shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Agreement if no succession had taken place.  In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Agreement, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.  The term “Company,” as used in this Agreement, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Agreement.

8.             Miscellaneous.

8.1        Full Settlement.  Except as otherwise specifically provided herein, the Company’s obligation to make the payments provided for under this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Employee.  In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Employee obtains other employment.

8.2        Employment Status.  This Agreement does not constitute a contract of employment or impose on the Employee or the Company any obligation for the Employee to remain an employee or change the status of the Employee’s employment or the policies of the Company regarding termination of employment.

8.3        Unfunded Agreement Status.  All payments pursuant to the Agreement shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment.  The Employee shall not have under any circumstances any interest in any particular property or assets of the Company as a result of this Agreement.  Notwithstanding the foregoing, the Company may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Company’s creditors, to assist it in accumulating funds to pay its obligations under this Agreement.

8.5        Section 409A.

(a)       General. The payments and benefits provided hereunder are intended to be exempt from or compliant with the requirements of Section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company reasonably determines that any payments or benefits hereunder are not either exempt from or compliant with the requirements of Section 409A of the Code, the Company shall have the right to adopt such amendments to this Agreement or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that are necessary or appropriate (i) to preserve the intended tax treatment of the payments and benefits provided hereunder, to preserve the economic benefits with respect to such payments and benefits, and/or (ii) to exempt such payments and benefits from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes or interest thereunder; provided, however, that this Section 8.5(a) does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions or to indemnify the Employee for any failure to do so. Employee shall, at the request of the Company, take any action (or refrain from taking any action) required to comply with any correction procedure promulgated pursuant to Section 409A of the Code.

(b)        Exceptions to Apply. The Company shall apply the exceptions provided in Treasury Regulation Section 1.409A-1(b)(4), Treasury Regulation Section 1.409A-1(b)(9) and all other applicable exceptions or provisions of Section 409A of the Code to the payments and benefits provided under this Agreement so that, to the maximum extent possible such payments and benefits are not “nonqualified deferred compensation” subject to Section 409A of the Code.  All payments and benefits provided under this Agreement shall be deemed to be separate payments (and any payments made in installments shall be deemed a series of separate payments) and a separately identifiable or designated amount for purposes of Section 409A of the Code.

(c)        Taxable Reimbursements. To the extent that any payments or reimbursements provided to the Employee are deemed to constitute “nonqualified deferred compensation” subject to Section 409A of the Code, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred.  The amount of any payments or expense reimbursements that constitute compensation in one year shall not affect the amount of payments or expense reimbursements constituting compensation that are eligible for payment or reimbursement in any subsequent year, and the Employee’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

(d)       Specified Employee. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits that are “nonqualified deferred compensation” subject to Section 409A of the Code shall be paid to Employee during the 6-month period following his Separation from Service to the extent that the Company determines that the Employee is a “specified employee” and that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code.  If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without being subject to such additional taxes, including as a result of the Employee’s death), the Company shall pay to the Employee a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Employee during such 6-month period.

8.7        Validity and Severability.  The invalidity or unenforceability of any provision of the Agreement shall not affect the validity or enforceability of any other provision of the Agreement, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.8        Governing Law.  The validity, interpretation, construction and performance of the Agreement shall in all respects be governed by the laws of Colorado, without reference to principles of conflict of law, except to the extent pre-empted by federal law.

8.9        Withholding.  All payments to the Employee made in accordance with the provisions of this Agreement shall be subject to applicable withholding of local, state, federal and foreign taxes and other deductions required or permitted to be made by law, as determined in the sole discretion of the Company.

8.10       Clawback. Employee agrees to be bound by the provisions of any recoupment or “clawback” policy that the Company may adopt from time to time that by its terms is applicable to Employee, or by any recoupment or “clawback” that is otherwise required by law or the listing standards of any exchange on which the Company’s common stock is then traded, including the “clawback” required by Section 954 of the Dodd-Frank Act.

8.11       Indemnification.

(a)       Corporate Acts. In Employee’s capacity as a director, manager, officer, or employee of the Company or serving or having served any other entity as a director, manager, officer, or employee at the Company’s request, Employee shall be indemnified and held harmless by the Company to the fullest extent allowed by law, the Company’s Certificate of Incorporation and Bylaws, from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which Employee may be involved, or threatened to be involved, as a party or otherwise by reason of Employee’s status, which relate to or arise out of the Company, their assets, business or affairs, if in each of the foregoing cases, (i) Employee acted in good faith and in a manner Employee believed to be in the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe Employee’s conduct was unlawful, and (ii) Employee’s conduct did not constitute gross negligence or willful or wanton misconduct. The Company shall advance all reasonable expenses incurred by Employee in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding referenced in this Section, including but not necessarily limited to, reasonable fees of legal counsel, expert witnesses or other litigation-related expenses.

(b)       Directors & Officers Insurance. During the Employee’s term of employment and thereafter for six years after the Employee’s employment terminates, Employee shall be entitled to coverage under the Company’s directors and officers liability insurance policy and any other insurance policy providing coverage to directors or officers of the Company, subject to the terms of such policies, in effect at any time in the future to no lesser extent than any other officers or directors of the Company.

8.12       Survival of Provisions. Notwithstanding anything herein to the contrary, the provisions of Sections 4, 5, 6, 7 and 8 of this Agreement shall survive the expiration of this Agreement and the termination of the employment Term for any reason.

IN WITNESS WHEREOF, the parties hereto have executed this Severance Compensation Agreement as of the date first above written.

PERSHING GOLD CORPORATION

By:	/s/ Stephen Alfers
Name: Stephen Alfers
Title: Chief Executive Officer, President and Chairman

ERIC ALEXANDER

/s/ Eric Alexander

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